Exhibit 99.1

Cable One Reports First Quarter 2021 Results

May 6, 2021 – PHOENIX – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter ended March 31, 2021.

Cable One completed the acquisition of Valu-Net LLC (“Valu-Net”) on July 1, 2020 and the contribution of its Anniston, Alabama system (the “Anniston System”) to Hargray Communications, a data, video and voice services provider (“Hargray”), on October 1, 2020. The results discussed below and presented in the tables within this press release include Valu-Net operations and exclude Anniston System operations for the periods since the completion of their respective acquisition and disposition.

First Quarter 2021 Highlights:

●

Total revenues were $341.3 million in the first quarter of 2021 compared to $321.2 million in the first quarter of 2020, an increase of 6.2%. Residential data revenues increased 18.5% and business services revenues increased 4.3% year-over-year.

●

Net income was $68.6 million in the first quarter of 2021, a decrease of 1.1% year-over-year. Adjusted EBITDA(1) was $180.4 million, an increase of 14.4% year-over-year. Net profit margin was 20.1% and Adjusted EBITDA margin(1) was 52.9%.

●

Net cash provided by operating activities was $164.0 million in the first quarter of 2021, an increase of 38.4% year-over-year. Adjusted EBITDA less capital expenditures(1) was $108.5 million in the first quarter of 2021 compared to $93.0 million in the first quarter of 2020.

●

Residential data primary service units (“PSUs”) grew by approximately 22,000, or 2.8%, sequentially. Residential data PSUs grew by approximately 86,000, or 12.0%, year-over-year, which excludes approximately 17,000 prior year residential data PSUs from the Anniston System that were contributed to Hargray and includes approximately 5,000 residential data PSUs acquired in the Valu-Net acquisition. Business services PSUs grew by approximately 1,000, or 0.8%, sequentially and were flat compared to the prior year.

●

In March 2021, the Company completed a private offering (the “Convertible Notes Offering”) of $575.0 million aggregate principal amount of 0.000% convertible senior notes due 2026 (the “2026 Notes”) and $345.0 million aggregate principal amount of 1.125% convertible senior notes due 2028 (together with the 2026 Notes, the “Convertible Notes”).

Other Highlights

●

On May 3, 2021, the Company obtained a new senior secured term loan facility in an aggregate principal amount of $800.0 million (the “Term Loan B-4”) in connection with the closing of the acquisition of the remaining equity interests in Hargray that it did not already own (the “Hargray Acquisition”).

●

On May 3, 2021, the Company completed the Hargray Acquisition, which represented the purchase of approximately 85% of Hargray on a fully diluted basis. The transaction implied a $2.2 billion total enterprise value for 100% of Hargray on a cash-free and debt-free basis. The Company financed the Hargray Acquisition with cash on hand and proceeds from indebtedness, including the net proceeds from the Convertible Notes Offering and the Term Loan B-4.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

First Quarter 2021 Financial Results Compared to First Quarter 2020

Revenues increased $20.1 million, or 6.2%, to $341.3 million for the first quarter of 2021, including $3.2 million from Valu-Net operations. The remaining increase was driven primarily by organic residential data and business services revenue growth, partially offset by decreases in organic residential video and residential voice revenues. For the first quarter of 2021 and 2020, residential data revenues comprised 53.8% and 48.3% of total revenues, respectively, and business services revenues comprised 17.7% and 18.0% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $101.5 million in the first quarter of 2021 and decreased $4.5 million, or 4.2%, compared to the first quarter of 2020. The decrease in operating expenses was primarily attributable to a $6.0 million reduction in programming expenses, partially offset by $1.2 million of additional expenses related to Valu-Net operations. Operating expenses as a percentage of revenues were 29.7% and 33.0% for the first quarter of 2021 and 2020, respectively.

Selling, general and administrative expenses were $69.0 million and $62.9 million for the first quarter of 2021 and 2020, respectively. The increase in selling, general and administrative expenses was primarily attributable to increases of $2.4 million in acquisition-related costs, $1.8 million in health insurance costs, $1.7 million in labor and other compensation-related costs and $1.0 million in system conversion costs, partially offset by a $1.5 million decrease in bad debt expense. Selling, general and administrative expenses as a percentage of revenues were 20.2% and 19.6% for the first quarter of 2021 and 2020, respectively.

Depreciation and amortization expense was $68.5 million for the first quarter of 2021 and increased $3.3 million, or 5.0%, compared to the first quarter of 2020. Depreciation and amortization expense as a percentage of revenues was 20.1% and 20.3% for the first quarter of 2021 and 2020, respectively.

Interest expense increased $4.9 million, or 26.3%, to $23.6 million, driven primarily by higher interest rate swap settlement expense and additional outstanding debt, partially offset by lower interest rates.

Other income, net, of $8.1 million for the first quarter of 2021 consisted primarily of a $5.6 million non-cash gain on fair value adjustment associated with the call and put options to acquire the remaining equity interests in Mega Broadband Investments Holdings LLC and $3.2 million of investment and interest income, partially offset by $0.7 million of financing cost write-offs. Other income, net, of $1.7 million for the first quarter of 2020 consisted of interest and investment income.

Income tax provision was $17.7 million in the first quarter of 2021 and increased $11.3 million, or 174.2%, compared to the prior year quarter. The Company’s effective tax rate was 20.4% and 8.5% for the first quarter of 2021 and 2020, respectively. The increases in the income tax provision and the effective tax rate were due primarily to $7.0 million of income tax benefits attributable to the net operating loss carryback provision of the Coronavirus Aid, Relief, and Economic Security Act from the first quarter of 2020 that did not recur.

Net income was $68.6 million in the first quarter of 2021 compared to $69.3 million in the prior year quarter.

Adjusted EBITDA was $180.4 million and $157.7 million for the first quarter of 2021 and 2020, respectively, an increase of 14.4%. Capital expenditures for the first quarter of 2021 totaled $71.9 million compared to $64.8 million for the first quarter of 2020. Adjusted EBITDA less capital expenditures for the first quarter of 2021 was $108.5 million compared to $93.0 million in the prior year quarter.

Liquidity and Capital Resources

At March 31, 2021, the Company had $1.5 billion of cash and cash equivalents on hand compared to $574.9 million at December 31, 2020. The Company’s debt balance was $3.1 billion and $2.2 billion at March 31, 2021 and December 31, 2020, respectively. The Company had $459.0 million available for borrowing under its revolving credit facility as of March 31, 2021.

The Company paid $15.1 million in dividends to stockholders during the first quarter of 2021.

In March 2021, the Company completed the Convertible Notes Offering and received net proceeds of $895.2 million, after deducting initial purchaser discounts and other offering costs and expenses. In May 2021, the Company also obtained the Term Loan B-4. The Company used cash on hand and proceeds from indebtedness, including the net proceeds from the Convertible Notes Offering and the Term Loan B-4, to finance the Hargray Acquisition.

Conference Call

Cable One will host a conference call with the financial community to discuss results for the first quarter of 2021 on Thursday, May 6, 2021, at 5 p.m. Eastern Time (ET).

The conference call will be available via a live audio webcast on the Cable One Investor Relations website at ir.cableone.net or by dialing 1-844-378-6483 (Canada: 1-855-669-9657 or International: 1-412-542-4178). Participants should register for the webcast or dial in for the conference call shortly before 5 p.m. ET.

A replay of the call will be available from May 6, 2021 until May 20, 2021 at ir.cableone.net.

Additional Information Available on Website

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “First Quarter 2021 Form 10-Q”), which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, equity method investment (income) loss, other (income) expense and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit agreement and the indenture governing the Company’s non-convertible senior unsecured notes to determine compliance with the covenants contained in the credit agreement and the ability to take certain actions under the indenture governing the non-convertible senior unsecured notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes that Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable One

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 1.1 million residential and business customers in 24 states through its Sparklight® and Clearwave® brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann Senior Director, Corporate Communications 602-364-6372 patricia.niemann@cableone.biz	Steven Cochran Chief Financial Officer investor_relations@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, acquisitions and strategic investments, dividend policy, financial results and financial condition as well as anticipated impacts from, and the Company’s responses to, the COVID-19 pandemic. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the Company’s latest Annual Report on Form 10-K and the First Quarter 2021 Form 10-Q as filed with the SEC:

●	the duration and severity of the COVID-19 pandemic and its effects on the Company’s business, financial condition, results of operations and cash flows;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	risks that the Company may fail to realize the benefits anticipated as a result of the Hargray Acquisition;
●	risks relating to existing or future acquisitions and strategic investments by the Company;
●	risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	risks associated with the Company’s convertible indebtedness;
●	the Company’s ability to continue to pay dividends;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes;
●	adverse economic conditions;
●	fluctuations in the Company’s stock price;
●	dilution from equity awards, convertible indebtedness and potential future convertible debt and stock issuances;
●	damage to the Company’s reputation or brand image;
●	the Company’s ability to retain key employees;
●	the Company’s ability to incur future indebtedness;
●	provisions in the Company’s charter that could limit the liabilities for directors; and
●

the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K and the First Quarter 2021 Form 10-Q as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(dollars in thousands, except per share data)	2021	2020	Change	% Change
Revenues:
Residential data	$183,605	$154,990	$28,615	18.5%
Residential video	76,017	85,322	(9,305)	(10.9)%
Residential voice	10,477	12,427	(1,950)	(15.7)%
Business services	60,362	57,862	2,500	4.3%
Other	10,801	10,595	206	1.9%
Total Revenues	341,262	321,196	20,066	6.2%
Costs and Expenses:
Operating (excluding depreciation and amortization)	101,464	105,928	(4,464)	(4.2)%
Selling, general and administrative	69,042	62,884	6,158	9.8%
Depreciation and amortization	68,530	65,279	3,251	5.0%
(Gain) loss on asset sales and disposals, net	(120)	(5,621)	5,501	(97.9)%
Total Costs and Expenses	238,916	228,470	10,446	4.6%
Income from operations	102,346	92,726	9,620	10.4%
Interest expense	(23,581)	(18,674)	(4,907)	26.3%
Other income (expense), net	8,100	1,734	6,366	NM
Income before income taxes and equity method investment income (loss), net	86,865	75,786	11,079	14.6%
Income tax provision	17,715	6,460	11,255	174.2%
Income before equity method investment income (loss), net	69,150	69,326	(176)	(0.3)%
Equity method investment income (loss), net	(568)	-	(568)	NM
Net income	$68,582	$69,326	$(744)	(1.1)%

Net Income per Common Share:
Basic	$11.41	$12.17	$(0.76)	(6.2)%
Diluted	$11.19	$12.05	$(0.86)	(7.1)%
Weighted Average Common Shares Outstanding:
Basic	6,012,402	5,697,904	314,498	5.5%
Diluted	6,168,261	5,755,059	413,202	7.2%

Unrealized gain (loss) on cash flow hedges and other, net of tax	$55,467	$(84,625)	$140,092	(165.5)%
Comprehensive income (loss)	$124,049	$(15,299)	$139,348	NM

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	March 31, 2021	December 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$1,537,298	$574,909
Accounts receivable, net	30,352	38,768
Income taxes receivable	15,113	41,245
Prepaid and other current assets	30,239	17,891
Total Current Assets	1,613,002	672,813
Equity investments	807,093	807,781
Property, plant and equipment, net	1,278,972	1,265,460
Intangible assets, net	1,267,702	1,278,198
Goodwill	430,543	430,543
Other noncurrent assets	34,953	33,543
Total Assets	$5,432,265	$4,488,338

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$175,281	$174,139
Deferred revenue	23,619	21,051
Current portion of long-term debt	26,500	26,392
Total Current Liabilities	225,400	221,582
Long-term debt	3,038,754	2,148,798
Deferred income taxes	391,921	366,675
Interest rate swap liability	81,917	155,357
Other noncurrent liabilities	93,626	100,627
Total Liabilities	3,831,618	2,993,039

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 6,175,399 shares issued; and 6,034,609 and 6,027,704 shares outstanding as of March 31, 2021 and December 31, 2020, respectively)	62	62
Additional paid-in capital	539,713	535,586
Retained earnings	1,281,667	1,228,172
Accumulated other comprehensive loss	(85,216)	(140,683)
Treasury stock, at cost (140,790 and 147,695 shares held as of March 31, 2021 and December 31, 2020, respectively)	(135,579)	(127,838)
Total Stockholders' Equity	1,600,647	1,495,299
Total Liabilities and Stockholders' Equity	$5,432,265	$4,488,338

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2021	2020	Change	% Change
Net income	$68,582	$69,326	$(744)	(1.1)%
Net profit margin	20.1%	21.6%

Plus: Interest expense	23,581	18,674	4,907	26.3%
Income tax provision	17,715	6,460	11,255	174.2%
Depreciation and amortization	68,530	65,279	3,251	5.0%
Equity-based compensation	4,127	3,221	906	28.1%
(Gain) loss on deferred compensation	27	(227)	254	(111.9)%
Acquisition-related costs	4,370	2,017	2,353	116.7%
(Gain) loss on asset sales and disposals, net	(120)	(5,621)	5,501	(97.9)%
System conversion costs	1,051	48	1,003	NM
Rebranding costs	44	268	(224)	(83.6)%
Equity method investment (income) loss, net	568	-	568	NM
Other (income) expense, net	(8,100)	(1,734)	(6,366)	NM
Adjusted EBITDA	$180,375	$157,711	$22,664	14.4%
Adjusted EBITDA margin	52.9%	49.1%

Less: Capital expenditures	$71,853	$64,757	$7,096	11.0%
Capital expenditures as a percentage of net income	104.8%	93.4%
Capital expenditures as a percentage of Adjusted EBITDA	39.8%	41.1%

Adjusted EBITDA less capital expenditures	$108,522	$92,954	$15,568	16.7%

NM = Not meaningful.

	Three Months Ended March 31,
(dollars in thousands)	2021	2020	Change	% Change
Net cash provided by operating activities	$163,993	$118,500	$45,493	38.4%
Capital expenditures	(71,853)	(64,757)	(7,096)	11.0%
Interest expense	23,581	18,674	4,907	26.3%
Non-cash interest expense	(1,432)	(1,106)	(326)	29.5%
Income tax provision	17,715	6,460	11,255	174.2%
Changes in operating assets and liabilities	(18,816)	34,919	(53,735)	(153.9)%
Change in deferred income taxes	(7,131)	(20,108)	12,977	(64.5)%
(Gain) loss on deferred compensation	27	(227)	254	(111.9)%
Acquisition-related costs	4,370	2,017	2,353	116.7%
Write-off of debt issuance costs	(487)	-	(487)	NM
System conversion costs	1,051	48	1,003	NM
Rebranding costs	44	268	(224)	(83.6)%
Fair value adjustment	5,560	-	5,560	NM
Other (income) expense, net	(8,100)	(1,734)	(6,366)	NM
Adjusted EBITDA less capital expenditures	$108,522	$92,954	$15,568	16.7%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of March 31,		Change
(in thousands, except percentages and ARPU data)	2021	2020	Amount	%
Homes Passed	2,314	2,332	(18)	(0.8)%

Residential Customers	902	836	65	7.8%

Data PSUs	799	713	86	12.0%
Video PSUs	239	288	(49)	(17.0)%
Voice PSUs	87	102	(15)	(14.6)%
Total residential PSUs	1,125	1,103	22	2.0%

Business Customers	86	85	1	0.8%

Data PSUs	81	79	2	2.6%
Video PSUs	13	15	(2)	(16.1)%
Voice PSUs	35	35	1	1.5%
Total business services PSUs	129	129	0	0.1%

Total Customers	988	921	66	7.2%
Total non-video	734	617	117	19.0%
Percent of total	74.3%	67.0%		7.3%

Data PSUs	880	793	88	11.0%
Video PSUs	252	303	(51)	(17.0)%
Voice PSUs	122	136	(14)	(10.5)%
Total PSUs	1,254	1,232	22	1.8%

Penetration
Data	38.1%	34.0%		4.1%
Video	10.9%	13.0%		(2.1)%
Voice	5.3%	5.8%		(0.5)%

Share of First Quarter Revenues
Residential data	53.8%	48.3%		5.5%
Business services	17.7%	18.0%		(0.3)%
Total	71.5%	66.3%		5.2%

ARPU - First Quarter
Residential data(1)	$77.24	$72.86	$4.38	6.0%
Residential video(1)	$103.86	$96.75	$7.11	7.3%
Residential voice(1)	$39.59	$40.07	$(0.48)	(1.2)%
Business services(2)	$235.30	$226.78	$8.52	3.8%

Note:	All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)

Average monthly revenue per unit (“ARPU”) values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any PSUs added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.

(2)

ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any business customer relationships added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.